Exhibit 10.23
SECOND AMENDMENT TO SECOND AMENDED AND
RESTATED CREDIT AGREEMENT AND JOINDER AGREEMENT
     This SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT AND JOINDER AGREEMENT (this “Amendment”), dated as of July 25, 2005, is by and among:
A.	EQUITY BROADCASTING CORPORATION, an Arkansas corporation, ARKANSAS 49, INC., an Arkansas corporation, BORGER BROADCASTING, INC., a Nevada corporation, DENVER BROADCASTING, INC., an Arkansas corporation, EBC HARRISON, INC., an Arkansas corporation, EBC PANAMA CITY, INC., an Arkansas corporation, EBC POCATELLO, INC., a Nevada corporation, EBC SCOTTSBLUFF, INC., an Arkansas corporation, EBC ST. LOUIS, INC., an Arkansas corporation, FORT SMITH 46, INC., a Nevada corporation, HISPANIC NEWS NETWORK, INC., an Arkansas corporation, LA GRANDE BROADCASTING, INC., an Arkansas corporation, LOGAN 12, INC., an Arkansas corporation, MARQUETTE BROADCASTING, INC., a Nevada corporation, MONTGOMERY 22, INC., an Arkansas corporation, NEVADA CHANNEL 3, INC., an Arkansas corporation, NEWMONT BROADCASTING CORPORATION, an Arkansas corporation, PRICE BROADCASTING, INC., a Nevada corporation, PULLMAN BROADCASTING INC., an Arkansas corporation, REP PLUS, INC., an Arkansas corporation, RIVER CITY BROADCASTING, INC., an Arkansas corporation, ROSEBURG BROADCASTING, INC., a Nevada corporation, SHAWNEE BROADCASTING, INC., an Arkansas corporation, TV 34, INC., an Arkansas corporation, VERNAL BROADCASTING, INC., a Nevada corporation, WOODWARD BROADCASTING, INC., a Nevada corporation, WYOMING CHANNEL 2, INC., a Nevada corporation, EBC MINNEAPOLIS, INC., an Arkansas corporation, EBC DETROIT, INC., an Arkansas corporation, EBC BUFFALO, INC., an Arkansas corporation, and EBC WATERLOO, INC., an Arkansas corporation (together, the “Original Borrowers” and individually, an “Original Borrower”);

B.	FIELD POINT I, LTD., a Cayman Islands limited liability company formerly known as Silver Point Onshore CDO, LLC, as assignee of SPCP Group, L.L.C., FIELD POINT II, LTD., a Cayman Islands limited liability company formerly known as Silver Point Offshore CDO, LLC, as assignee of SPCP Group, L.L.C., SPF CDO I, LLC, a Delaware limited liability company, as assignee of SPCP Group III, L.L.C., and WELLS FARGO FOOTHILL, INC., a California corporation, as lenders (together, “Lenders”);

C.	SILVER POINT FINANCE, LLC, as Administrative Agent and Documentation Agent for the Lenders (in such capacities, “Administrative Agent”);
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D.	WELLS FARGO FOOTHILL, INC., as Collateral Agent for the Lenders (in such capacity, “Collateral Agent”); and

E.	EBC ATLANTA, INC., an Arkansas corporation, EBC SEATTLE, INC., an Arkansas corporation, EBC KANSAS CITY, INC., an Arkansas corporation, EBC SYRACUSE, INC., an Arkansas corporation, NEVADA CHANNEL 6, INC., an Arkansas corporation, EBC PROVO, INC., an Arkansas corporation, EBC SOUTHWEST FLORIDA, INC., an Arkansas corporation, EBC LOS ANGELES, INC., an Arkansas corporation, EBC BOISE, INC., an Arkansas corporation, and SKYPORT SERVICES, INC., an Arkansas corporation, (together, the “New Borrowers” and together with the Original Borrowers, the “Borrowers”).
RECITALS
     A. Each of the Original Borrowers, the Collateral Agent, the Administrative Agent, and the Lenders are parties to a Second Amended and Restated Credit Agreement dated as of June 29, 2004 (as amended, restated, renewed, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), as amended by that certain First Amendment to Second Amended and Restated Credit Agreement, dated as of June 29, 2004, among the Original Borrowers (other than EBC Waterloo, Inc.), the Collateral Agent, the Administrative Agent, and the Lenders, and as supplemented by that certain Joinder Agreement, dated as of September 3, 2004, executed by EBC Waterloo, Inc., the other Original Borrowers, the Administrative Agent, Collateral Agent and Lenders. Capitalized terms used herein without definition have the meanings assigned to them in the Credit Agreement.
     B. Certain of the Original Borrowers and the Collateral Agent are parties to several Security and Pledge Agreements dated as of June 29, 2004, and EBC Waterloo, Inc., and the Collateral Agent are parties to Security and Pledge Agreement, dated as of September 3, 2004 (as the same may be amended, restated, renewed, replaced, supplemented or otherwise modified from time to time, collectively, the “Security Agreements”), pursuant to which the Original Borrowers granted to the Collateral Agent, for the benefit of the Lenders, the liens and security interests described therein.
     C. The Original Borrowers, the Collateral Agent, the Administrative Agent, and the Lenders are also parties to an Amended and Restated Affiliate Subordination Agreement dated as of June 29, 2004 (as the same may be amended, restated, renewed, replaced, supplemented or otherwise modified from time to time, the “Subordination Agreement”), providing that all Subordinated Indebtedness (as defined in the Subordination Agreement) shall at all times be subordinate and junior to all Senior Indebtedness (as defined in the Subordination Agreement) to the extent and in the manner set forth therein.
     D. It is a condition to the Lenders’ willingness to continue to provide to the Original Borrowers the financing contemplated by the Credit Agreement that each of the New Borrowers shall agree to (i) become a party to, and a Borrower under, the Credit Agreement for all
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purposes, (ii) grant to the Collateral Agent the liens and security interests for the benefit of the Lenders contemplated thereby by executing a Security Agreement in the form provided by Collateral Agent; and (iii) become a party, as a Borrower, to the Subordination Agreement.
     E. Borrowers desire, among other things, to increase the Aggregate Revolving Credit Commitments (as defined in the Credit Agreement) to $25,500,000, and to increase the Aggregate Term Loan Commitments (as defined in the Credit Agreement) to $29,500,000.
     F. The Lenders are willing to increase the Aggregate Term Loan Commitments and the Aggregate Revolving Credit Commitments subject to the terms and conditions of the Credit Agreement, as amended by this Amendment.
     G. The parties hereto desire to amend the Credit Agreement as hereinafter provided.
     NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties hereto, the parties agree as follows:
     1. Definitions.
     (a) The following definitions are added to Section 1.01 (“Definitions”) of the Credit Agreement in appropriate alphabetical order:
“Aggregate Term Loan A Commitments: Twenty Million Dollars ($20,000,000).
“Aggregate Term Loan B Commitments: Nine Million Five Hundred Thousand Dollars ($9,500,000).
“Perfection Requirements: (i) All of the Liens in favor of the Collateral Agent, for the benefit of the Lenders, in all of the Collateral owned by any of the New Borrowers shall have attached and been perfected, except to the extent waived by the Collateral Agent and Administrative Agent, (ii) the priority of all Liens on real property owned or leased by any New Borrower shall have been preserved by execution and filing, if applicable, of fully executed deeds of trust, mortgages, collateral assignments of lease, leasehold deeds of trust or leasehold mortgages, in each case in form and substance satisfactory to Collateral Agent, and (iii) Borrowers shall have delivered to Collateral Agent evidence, reasonably satisfactory to Collateral Agent, that Borrowers have used their best efforts to deliver fully executed landlord waivers and consents, in form and substance satisfactory to Collateral Agent, for all real property leased or subleased by any New Borrower as lessee or sublessee.
“Second Amendment and Joinder Agreement: Second Amendment to Amended and Restated Credit Agreement and Joinder Agreement, dated as of July 25, 2005, among Borrowers, Lenders, Collateral Agent and Administrative Agent.
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“Second Amendment Effective Date: July 25, 2005.
“Term Loan A Commitment: With respect to each Term Loan Lender, the commitment of such Term Loan Lender to make Term Loans A. The amount of each Term Loan Lender’s Term Loan A Commitments is set forth in Schedule 2.01.
“Term Loan A Lenders: Lenders holding Term Loan A Notes.
“Term Loan A Notes: the meaning specified in Section 2.01(c)(iii).
“Term Loans A: Loans made by Term Loan Lenders to Borrower pursuant to Section 2.01(c)(i).
“Term Loan B Lenders: Lenders holding Term Loan B Notes.
“Term Loan B Notes: the meaning specified in Section 2.01(c)(iii).
“Term Loan B Commitment Period: the period from and including the Second Amendment Effective Date up to, but not including, the earlier of (a) the Maturity Date and (b) the date of the termination of the Term Loan B Commitments set forth in Section 2.01(c)(v).
“Term Loan B Commitment: With respect to each Term Loan Lender, the commitment of such Term Loan Lender to make Term Loans B. The initial amount of each Term Loan Lender’s Term Loan B Commitment is set forth in Schedule 2.01.
“Term Loan B Funding Dates: Each date designated by Borrower in a notice to Collateral Agent, which date shall not be earlier than five Business Days after the date of sending such notice, nor later than the last day of the Term Loan B Commitment Period.
“Term Loans B: Loans made by Term Loan Lenders to Borrower pursuant to Section 2.01(c)(ii).”
     (b) The following definitions appearing in Section 1.01 (“Definitions”) of the Credit Agreement are hereby amended and restated to read in their entirety as follows:
“Aggregate Revolving Credit Commitments: an amount calculated from time to time as Twenty-Five Million Five Hundred Thousand Dollars ($25,500,000), as reduced from time to time by aggregate reductions, if any, in the Revolving Credit Commitments, from time to time, pursuant to Section 2.05.
“Aggregate Term Loan Commitments: an amount calculated from time to time as Twenty-Nine Million Five Hundred Thousand Dollars ($29,500,000), as reduced from time to time by aggregate reductions, if any, in the Term Loan Commitments, from time to time, pursuant to Section 2.01(c)(5).
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“EBITDA: for any fiscal period, Net Income of a Person or a Station (as applicable) for such period, after restoring thereto (without duplication) amounts deducted in the computation thereof for (a) depreciation, (b) amortization (including, without limitation, amortization of Programming Payments), (c) Interest Expense, (d) other non-cash expenses determined in accordance with GAAP, (e) taxes in respect of income and profits expensed during such period, (f) Transaction Costs for such period, (g) Trade expense, (h) extraordinary losses charged to Net Income for such period, and (i) Corporate Overhead payments to the extent such payments were funded solely from cash equity contributions; minus (v) Programming Payments, (w) extraordinary and non-cash gains included in Net Income for such period, (x) management fees paid to the extent such fees are not deducted in calculating Net Income, (y) Trade revenue, and (z) income not directly derived from the operation of the Stations (including interest income). For the purposes of the financial covenants in Sections 5.01 through 5.06, EBITDA shall be determined on a pro forma basis after giving effect to those Acquisitions listed on Schedule 5.06 made by the Borrowers at any time during the applicable fiscal period, and after giving effect to those Dispositions listed on Schedule 5.06 made by the Borrowers at any time during the applicable fiscal period, in each case as if such Acquisition or Disposition had occurred at the beginning of such fiscal period and EBITDA shall be determined without regard to any gains or losses from any Dispositions other than those listed on Schedule 5.06.
“Maturity Date: June 28, 2010, or such earlier date as the Obligations shall be declared to be due and payable in full by reason of the occurrence of an Event of Default.
“Term Loans: Term Loans A and Term Loans B.”
2. Article II (“General Terms”) Amendment.
     (a) Sections 2.01(c) of the Credit Agreement is hereby amended to read in its entirety as follows:
     “(c) Term Loan Facilities. (i) Subject to the terms and conditions contained in this Agreement, each Term Loan Lender (or its predecessor-in-interest) made a loan (collectively, the “Term Loans A”) to Borrowers on the Closing Date in a principal amount equal to the amount of such Lender’s Term Loan A Commitment.
     (ii) Subject to the terms and conditions contained in this Agreement, each Term Loan Lender agrees to make one or more loans pursuant to this Section 2.01(c)(ii) (collectively, the “Term Loans B”) to Borrowers on the applicable Term Loan B Funding Date in an aggregate principal amount which does not exceed the amount of such Lender’s Term Loan B Commitment; provided, however, that:
     (A) Term Loan Lenders shall have no obligation to make any Term Loan B if, after giving effect to any such Term Loan B, the sum of the aggregate amount of the Term Loans B then outstanding plus the amount of the requested
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Term Loans B would exceed the Aggregate Term Loan B Commitments then in effect; and
     (B) the sum of (1) the aggregate then outstanding principal amount of all Term Loans, (2) the then outstanding unpaid principal balance of Revolving Credit Loans (after deducting therefrom the amount to be paid on such Term Loan B Funding Date from the proceeds of the requested Term Loans B), (3) the Letter of Credit Usage, and (4) all other Senior Debt then outstanding, shall not exceed the lesser of (x) forty-five percent (45%) of the Compressed Sale Value of Stations, and (y) Seventy Million Dollars ($70,000,000); and
     (C) the sum of (1) the aggregate then outstanding principal amount of all Term Loans, (2) the then outstanding unpaid principal balance of Revolving Credit Loans (after deducting therefrom the amount to be paid on such Term Loan B Funding Date from the proceeds of the requested Term Loans B), and (3) the Letter of Credit Usage, shall not exceed forty-five percent (45%) of the Compressed Sale Value of Eligible Stations.
     (iii) The borrowings under this Section 2.01(c) shall be evidenced by Borrowers’ Secured Promissory Notes issued to the respective Term Loan Lenders (together with any additional Secured Promissory Notes issued to assignee(s) of the Term Loan Lenders under Article XII or otherwise issued in addition thereto, in substitution therefor or amendment or replacement thereof, collectively the “Term Notes”), such Term Notes with respect to Term Loans A to be in the form of Exhibit B-l (the “Term Loan A Notes”) attached hereto and with respect to Term Loans B to be in the form of Exhibit B-2 (the “Term Loan B Notes”) attached hereto.
     (iv) Borrowers may borrow (A) Term Loans A on the Closing Date under this Section 2.01(c) within the limits of the Aggregate Term Loan A Commitments, and (B) Term Loans B on the Term Loan B Funding Dates under this Section 2.01(c) within the limits of the Aggregate Term Loan B Commitments and solely for the purposes set forth On Schedule 2.17 of this Agreement; provided, however, that Borrowers shall not have the right to re-borrow principal amounts repaid or prepaid in respect to the Term Loans. Interest on the Term Loans shall be paid as required under Section 2.02 and under Section 2.05 in connection with all mandatory and voluntary prepayments of the Term Loans.
     (v) The Term Loan A Commitments expired at the close of business on the Closing Date. The Term Loan B Commitments shall expire on the date that is 18 months after the Second Amendment Effective Date.”
     (b) Sections 2.02(b) and 2.02(c) of the Credit Agreement are hereby amended to read in their entirety as follows:
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     “(b) Determination of Interest Rate for Loans. Except as hereinafter provided, the interest rate charged by the Lenders in respect to the Loans shall be (1) the applicable LIBOR Rate for the Interest Period designated by Borrower pursuant to a Loan Request or a Notice of Conversion or Continuation effective on the first day of such Interest Period, plus seven percent (7.00%), or (2) if such LIBOR Rate is not available or published, or at Borrowers’ option, the Base Rate, or (3) if Collateral Agent has not received a Notice of Conversion or Continuation at least three Business Days prior to the end of an Interest Period for any portion of the Loans, then at the Base Rate from and after the end of such Interest Period for such portion of the Loans.
     “(c) Choosing Interest Rate Basis and Interest Period.
     (i) At least three (3) Business Days prior to the last day of each Interest Period for each LIBOR Loan, Borrower Representative shall give the Collateral Agent a Notice of Conversion or Continuation specifying whether all or a portion of such LIBOR Loan (1) is to be Continued in whole or in part as to one or more LIBOR Loans (and such Notice shall set forth the applicable duration of the next Interest Period as one (1), three (3) or six (6) months), (2) is to be Converted in whole or in part into a Base Rate Loan, or (3) is to be repaid. The failure to give such notice shall be deemed to constitute a request by Borrowers on the last day of the applicable Interest Period to Convert such Loan to a Base Rate Loan. Upon the last day of such Interest Period, such LIBOR Loan will, subject to the provisions hereof, be so Continued, Converted or repaid, as set forth in such Notice or, if no notice is given, as provided herein.
     (ii) With respect to a Base Rate Loan, such Loan shall continue to bear interest at the Base Rate unless and until Borrowers request that such Loan be Converted into a LIBOR Loan as follows. Borrowers may give Collateral Agent three (3) Business Days’ prior written notice in the form of a Notice of Conversion or Continuation specifying that all or a portion of such Base Rate Loan is to be Converted in whole or in part into a LIBOR Loan pursuant to the terms hereof, and the applicable Interest Period (and such Notice shall set forth the applicable duration of such Interest Period as one (1), three (3) or six (6) months). Upon the date set forth in such Notice, such Base Rate Loan will, subject to the provisions hereof, be Converted into a LIBOR Loan with an initial Interest Period as set forth in such Notice.”
     (c) Section 2.05(d) of the Credit Agreement is hereby amended to read in its entirety as follows:
     “(d) Early Termination Fees. In the event of any prepayment or repayment of a Loan made with proceeds of any Disposition, sale of Equity Securities or refinancing with any lender other than the Lender receiving such prepayment or repayment, prior to the dates set forth below, Borrower shall pay to Collateral Agent for the ratable benefit of Lender or Lenders entitled to such Early Termination Fee a fee (the “Early Termination Fee” calculated as a percentage of the principal amount so paid or prepaid to such Lenders for the corresponding period as follows:
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The Percentage Used to Calculate
If prepayment or payment occurs:	the Early Termination Fee shall be:
Prior to the date that is 12 months after the Closing Date	8.00%

On or after the date that is 12 months after the Closing Date, but prior to the date that is 24 months after the Closing Date:	6.50%

On or after the date that is 24 months after the Closing Date, but prior to the date that is 36 months after the Closing Date:	4.25%

On or after the date that is 36 months after the Closing Date, but prior to the date that is 48 months after the Closing Date:	2.25%

On or after the date that is 48 months after the Closing Date, but prior to the date which is 66 months after the Closing Date:	1.50%

On or after the date which is 66 months after the Closing Date:	0.00%
     Notwithstanding the foregoing provisions of this Section 2.05(d), no Early Termination Fee shall be payable (a) in connection with any prepayment or repayment from proceeds of a refinancing to any Lender participating in such refinancing, or (b) in respect to any mandatory prepayment of Loans made pursuant to Section 2.05(b); provided, however, that if the Lenders waive any mandatory prepayment under Section 2.05(b) in connection with any mandatory prepayment event described in Section 2.05(b), any voluntary prepayment of such sums by Borrowers (exclusive, however, of temporary prepayments of the Revolving Credit Loans pending Borrowers’ election to reinvest proceeds as permitted by this Agreement) shall be subject to the payment of the Early Termination Fee.”
     (d) Section 2.06 of the Credit Agreement is hereby amended to add new Clauses (g), (h), and (i) are hereby added to the Credit Agreement to read in their entirety as follows:
     “(g) Unused Term Loans B Commitment Fee. Borrowers agree jointly and severally to pay to Collateral Agent, for the ratable account of each Term Loan B Lender, from the Second Amendment Effective Date through the Term Loan B Commitment Period, non-refundable fees payable monthly in arrears on each Monthly Payment Date, commencing August 1, 2005, without setoff, deduction or counterclaim, with a final
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payment on the date of the termination of the Term Loan B Commitment Period, in the amount equal to one-eighth of one percent (0.125%) per annum (computed on the basis of the actual number of days elapsed over a 360-day year) times the result of (A) the average daily Term Loan B Commitments during the immediately preceding month, less (ii) the average Daily Balance of Term Loans B that were outstanding during the immediately preceding month.
     “(h) Perfection Fees. In the event that Borrowers fail to satisfy any of the Perfection Requirements within 60 days after the Second Amendment Effective Date, the Borrowers agree jointly and severally to pay to Collateral Agent, for the ratable account of each Lender, a non-refundable fee in the amount of $550,000 on such date. In the event that the Borrowers fail to satisfy any of the Perfection Requirements within 120 days after the Second Amendment Effective Date, the Borrowers agree jointly and severally to pay to Collateral Agent, for the ratable account of each Lender, an additional non-refundable fee in the amount of $550,000 on such date.
     “(i) Non-Notification Fees. In the event that Borrowers fail to comply with the terms and conditions of Section 7.04(b) of this Agreement in connection with any Acquisition for which the aggregate consideration has a value greater than $1,000,000, Borrowers agree jointly and severally to pay to Collateral Agent, for the ratable account of each Lender, a non-refundable fee in the amount of $100,000, due and payable immediately upon delivery by the Collateral Agent or the Administrative Agent of demand for payment of such fee.”
     3. Article V (“Financial Covenants”) Amendments. Sections 5.06 and 5.07 of the Credit Agreement are hereby amended to read in their entirety as follows:
     “Section 5.06. Minimum Revenues and EBITDA. For each twelve-month period ending on the last day of each Fiscal Quarter indicated below, earn minimum consolidated revenues from business operations and minimum consolidated EBITDA of not less than the respective amounts set forth below:

For the twelve-month	Minimum Revenues to	Minimum EBITDA to
period ending on:	be not less than:	be not less than:
June 30, 2005	$23,250,000	$3,000,000
September 30,2005	$23,250,000	$(2,745,000)
December 31, 2005	$23,150,000	$(4,800,000)
March 31, 2006	$22,190,000	$(6,060,000)
June 30, 2006	$24,540,000	$(4,670,000)
September 30, 2006	$26,710,000	$(2,100,000)
December 31, 2006	$29,130,000	$5,500,000
March 31, 2007	$31,130,000	$8,500,000
June 30, 2007	$33,680,000	$9,350,000
September 30, 2007	$36,670,000	$10,000,000
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For the twelve-month	Minimum Revenues to	Minimum EBITDA to
period ending on:	be not less than:	be not less than:
December 31, 2007	$40,220,000	$5,250,000
March 31, 2008	$42,600,000	$6,250,000
June 30, 2008	$45,640,000	$7,750,000
September 30, 2008	$49,210,000	$11,500,000
December 31, 2008	$53,440,000	$16,750,000
March 31, 2009	$56,080,000	$17,250,000
June 30, 2009	$59,460,000	$19,750,000
September 30, 2009	$63,430,000	$22,100,000
December 31, 2009	$68,140,000	$27,000,000
March 31, 2010	$70,920,000	$27,750,000
June 30, 2010	$74,470,000	$28,750,000
     “Section 5.07. Minimum Availability. Maintain at all times Availability in an amount equal to or greater than the greater of (i) Two Million Five Hundred Thousand Dollars ($2,500,000), and (ii) the lesser of (A) Five Million Dollars ($5,000,000) and (B) twelve and one-half percent (12.50%) of the sum of the then applicable Aggregate Revolving Credit Commitments plus the then unpaid principal balance of the Term Loans; provided, however, that Lenders agree to delete the covenant contained in this Section 5.07 from this Agreement upon receipt of Borrowers’ consolidated financial statements confirming that Borrowers’ consolidated EBITDA for the trailing twelvemonth period covered by such financial statements, exclusive, however, of any gains from Dispositions, is greater than $6,500,000, and no Default or Event of Default then exists.”
     4. Article VII (“Negative Covenants”) Amendments. Section 7.15 is hereby added to the Credit Agreement to read in its entirety as follows:
     “Section 7.15. Deposit Account Maintenance. Maintain at any time funds in any deposit account that is not covered by a control agreement executed by the depository bank with which such account is maintained, the named account holder and the Collateral Agent, except (i) payroll accounts holding funds to be distributed in full in accordance with payroll distribution instructions, (ii) accounts with trust funds payable to the Internal Revenue Service on account of payroll taxes relating to the operations of Borrowers, and (III) in addition to the accounts described in the foregoing clauses (i) and (ii), any single account with funds not in excess of $25,000, so long as the aggregate funds in all accounts of EBC and its Subsidiaries not covered by a control agreement and not described in clauses (i) or (ii) hereof does not exceed $100,000.”
     5. Article VIII (“Defaults”) Amendment. The word “or” is hereby inserted at the end of paragraph (v) of Article VII (“Defaults”) of the Credit Agreement and a new paragraph (w) is hereby added to Article VII (“Defaults”) of the Credit Agreement to read in its entirety as follows:
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     “(w) failure to comply with any of the Perfection Requirements within 180 days after the Second Amendment Effective Date;”
     6. Schedules to Credit Agreement. Schedules 1.01, 2.01, 2.17, 4.02, 4.07, 4.09, 4.10, 4.16, 4.19, and 7.01 of the Credit Agreement are hereby replaced by the Schedules attached hereto and made a part hereof and Exhibit B-l, Exhibit B-2 and Schedule 5.06 in the forms attached hereto are hereby added to the Credit Agreement and made a part thereof.
     7. Joinder. Each of the New Borrowers hereby, jointly and severally with the other Borrowers, assumes payment and performance of all Obligations and agrees to be bound by all of the liabilities and obligations which bind the Borrowers under the Credit Agreement, as amended hereby, and other Loan Documents, whether now existing or hereafter arising and whether or not currently contemplated, and agrees fully, completely and timely to perform, comply with and discharge each and all of the covenants, promises, obligations, duties and liabilities of the Borrowers under the Credit Agreement, as amended hereby. Therefore, each of the New Borrowers hereby joins in the execution of and agrees to be bound by, and is hereby deemed a “Borrower” under and party to, (i) the Credit Agreement, as amended hereby, and all “Notes” as defined in the Credit Agreement, as amended hereby, as one of the “Borrowers” thereunder for all purposes thereof, and in furtherance of and not in limitation of the foregoing, hereby jointly and severally with the other “Borrowers” thereunder unconditionally and irrevocably assumes the due and punctual payment and performance by the Borrowers of all of their indebtedness, liabilities and obligations to the Lenders and the Collateral Agent under the Credit Agreement, as amended hereby, and such Notes as if it were an original signatory thereof; and (ii) the Subordination Agreement as one of the “Borrowers” and “Subordinated Lenders” thereunder for all purposes thereof and in accordance with the terms and conditions set forth therein.
     8. Grant of Security Interest by the New Borrowers. In order to secure the performance of the Obligations, each of the New Borrowers hereby agrees to execute and deliver to the Collateral Agent for the Lender’s benefit a Security Agreement and all other Security Documents required by the Credit Agreement, as amended hereby.
     9. Representations and Warranties of the New Borrowers. Each of the New Borrowers hereby represents and warrants to and with the Collateral Agent, the Administrative Agent, and the Lenders as follows:
     (a) Such New Borrower has full power and authority, and has taken all action necessary, to execute and deliver this Amendment and to fulfill its obligations under, and consummate the transactions contemplated by, the Credit Agreement, the Notes and the Subordination Agreement, as each is amended by this Amendment.
     (b) The making and performance by such New Borrower of this Amendment and all agreements contemplated hereby do not and will not violate any law or regulation of the jurisdiction of its organization or any other law or regulation applicable to such New Borrower.
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     (c) This Amendment and all agreements contemplated hereby have been duly executed and delivered by such New Borrower and constitute the legal, valid and binding obligations of such New Borrower, enforceable against it in accordance with its terms.
     (d) All approvals and authorizations of, all filings with and all actions by any Governmental Authority necessary for the validity or enforceability of the obligations of such New Borrower under the Credit Agreement, the Notes and the Subordination Agreement, as each is amended by this Amendment and all agreements contemplated hereby have been obtained.
     10. Notices. Notices shall be given to the New Borrower at Equity Broadcasting Corporation’s address, as set forth in the Credit Agreement, as amended hereby.
     11. Representations and Warranties of the Borrowers.
     Each Borrower hereby represents and warrants to, and agrees with, the Collateral Agent, the Administrative Agent, and the Lenders as set forth below. Such representations and warranties shall survive the making of the Loans.
     (a) Each representation and warranty set forth in Article IV of the Credit Agreement is hereby restated and affirmed as true and correct as of the date hereof (except to the extent that any such representations or warranties relate to an earlier specific date or dates).
     (b) The execution and delivery of, and performance by the Borrowers of their obligations under, the Credit Agreement, the Notes and the Subordination Agreement, as each is amended by this Amendment have been duly authorized by all requisite corporate action and will not violate any provision of law, any order, judgment or decree of any court or other agency of government, including without limitation the Organizational Documents of any of the Borrowers, or any indenture, agreement or other instrument to which any Borrower is a party, or by which any Borrower is bound, or be in conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of such Borrower pursuant to, any such indenture, agreement or instrument.
     (c) The Borrowers have delivered to the Collateral Agent true and complete copies of all such corporate and other resolutions as were necessary to authorize the execution, delivery and performance of this Amendment and the transactions contemplated therein by the Borrowers, each certified by the appropriate secretary or other officer. Each of this Amendment and the Security Documents constitutes the valid and binding obligation of each Borrower which is party thereto, enforceable against such Borrower in accordance with its terms, subject, however to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally or the application of principles of equity, whether in any action at law or proceeding in equity, and subject to the availability of the remedy of specific performance or of any other equitable remedy or relief to enforce any right under any such agreement.
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     (d) Except for filings and recordings required under Section 2.16 of the Credit Agreement and except as set forth on Schedule 4.04 of the Credit Agreement, no Borrower is required to obtain any consent, approval or authorization from, or to file any declaration or statement with, any governmental instrumentality or other agency or any other person or entity in connection with or as a condition to the execution, delivery or performance of this Amendment and the transactions contemplated thereby, except any such which have been obtained or made.
     (e) As of the date hereof and after giving effect to this Amendment, no Default has occurred and is continuing.
     (f) Except as set forth on the Second Amendment Schedule attached hereto, upon execution hereof, (i) each Person controlled by EBC or in which EBC owns a majority interest is a Borrower under the Credit Agreement, (ii) EBC has granted to Collateral Agent a security interest in, and delivered to the Collateral Agent each certificate evidencing an ownership interest in, each Person in which EBC has any ownership interest, (iii) EBC has granted to Collateral Agent a security interest in each broadcasting license owned by EBC, (iv) each of the Borrowers (other than EBC) has granted to Collateral Agent a security interest in all assets now owned or hereafter acquired by such Borrower, including, without limitation, all broadcasting licenses and permits held by such Borrower, and (v) each of the Borrowers has delivered to the Collateral Agent for each deposit account maintained by such Borrower an agreement, in the form provided by the Collateral Agent, executed by such Borrower and the depository bank for such deposit account, whereby such depository bank agrees to comply with instructions originated by the Collateral Agent directing disposition of the funds in such deposit account without further consent by such Borrower.
     12. No Further Amendments. Except for the amendments set forth herein or otherwise set forth in any agreement signed by the Lenders and dated the date hereof, the Credit Agreement and the Loan Documents shall remain unchanged and in full force and effect.
     13. References in Security Documents.
     All references to the “Credit Agreement” in all Security Documents and in any other documents or agreements by and between the Borrowers and their respective Affiliates, and each of them, and the Lenders and/or the Collateral Agent and/or the Administrative Agent shall from and after the effective date hereof refer to the Credit Agreement, as amended hereby, and all obligations of the Borrowers under the Credit Agreement, as amended hereby, shall be secured by and be entitled to the benefits of said Security Documents and such other documents and agreements. All Security Documents heretofore executed by the Borrowers and each of them shall remain in full force and effect to secure the Notes (as defined therein), and such Security Documents, as amended hereby, are hereby ratified and affirmed.
     14. Further Agreements.
     (a) Each Borrower hereby acknowledges and confirms that it does not have any grounds and hereby agrees not to challenge (or to allege or to pursue any matter, cause or claim
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arising under or with respect to) the Credit Agreement, as amended hereby, the Security Documents or any of the other Loan Documents, any document, instrument or agreement relating to any of the foregoing, any of the Indebtedness, covenants, promises, agreements, obligations, duties or liabilities thereunder, or the status of any thereof as legal, valid and binding obligations enforceable in accordance with their respective terms, and, to the best of its knowledge, it does not possess (and hereby forever waives, remises, releases, discharges and holds harmless the Lenders, the Collateral Agent, and the Administrative Agent, and their respective parents, subsidiaries, affiliates, stockholders, directors, officers, employees, attorneys, agents and representatives and each of their respective heirs, executors, administrators, successors and assigns (collectively, the “Noteholder Parties”), from and against, and agree not to allege or pursue) any action, cause of action, suit, debt, claim, counterclaim, cross-claim, demand, defense, offset, opposition, demand and other right of action whatsoever, whether in law, equity or otherwise (which it, all those claiming by, through or under it, or its successors or assigns, have or may have) against the Noteholder Parties, or any of them, prior to or as of the date of this Amendment for, upon, or by reason of, any matter, cause or thing whatsoever, arising out of, or relating to, the Credit Agreement, as amended hereby, the Security Documents, the Loan Documents or other any document, instrument or agreement relating to any of the foregoing (including, without limitation, any payment, performance, validity or enforceability of any or all of the indebtedness, covenants, promises, agreements, provisions, rights, remedies, obligations, duties and liabilities thereunder) or any transaction relating to any of the foregoing, or any or all actions, courses of conduct or other matters in any manner whatsoever relating to or otherwise connected with any of the foregoing.
     (b) Each of the Borrowers agrees that:
     (i) Each of the Security Agreements to which it is a party remains in full force and effect and continues to be the legal, valid and binding obligation of such Borrower enforceable against it in accordance with its terms, subject, however to bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors generally or the application of principles of equity, whether in any action at law or proceeding in equity, and subject to the availability of the remedy of specific performance or of any other equitable remedy or relief to enforce any right under any such agreement.
     (ii) In any of the Security Documents, from and after the date hereof, (i) all references to “Obligations”, or any other term or provision intended to define the indebtedness or obligations owed to Lenders secured by such Security Document, include the Obligations as defined in the Credit Agreement as amended hereby; and (ii) all references to the Credit Agreement constitute references to the Credit Agreement as amended hereby.
     (iii) that the liens and security interests in favor of the Lenders and the Collateral Agent for the benefit of the Lenders are valid and subsisting liens and security interests and are superior to all liens and security interests other than those exceptions
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approved by the Collateral Agent in writing or as otherwise permitted under the Credit Agreement as amended hereby.
     (c) Each Borrower acknowledges and agrees that pursuant to the Act and FCC Rules, the Borrowers are required to file a copy of this Amendment with the FCC and that the Borrowers shall timely file, in accordance with the Act and FCC Rules, a copy of this Amendment and any other documents or instruments as may be required or appropriate in connection herewith.
     15. Conditions.
     The effectiveness of this Amendment is subject to satisfaction of the following conditions:
     (a) The Borrowers shall have executed and delivered to the Collateral Agent (or shall have caused to be executed and delivered to the Collateral Agent by the appropriate Persons), the following, in each case in form and substance satisfactory to the Collateral Agent:
     (i) a Secured Promissory Note payable to the order of each of the Lenders, in the original principal amount equal to such Lender’s Term Loan B Commitment; an amended and restated Secured Promissory Note payable to the order of each of the Lenders, in the original principal amount equal to such Lender’s Term Loan A Commitment; and an amended and restated Secured Promissory Note payable to the order of each of the Lenders, in the original principal amount equal to such Lender’s Revolving Credit Commitment;
     (ii) an amendment to the Subordination Agreement acknowledging and permitting the increased Aggregate Revolving Credit Commitments and the increased Aggregate Term Loam Commitments;
     (iii) All of the Security Documents, including without limitation, Uniform Commercial Code Financing Statements and Termination Statements, control agreements from depository institutions, amendments to the pledge agreement from EBC to cover the ownership interests of each New Borrower and delivery of all certificates evidencing ownership interests of each New Borrower and all mortgages, deeds of trusts and amendments thereto, lessor consents and waivers and related title insurance policies, if any, required by Collateral Agent or its counsel, in connection with New Borrowers’ compliance with the provisions of Section 2.16 of the Credit Agreement, as amended hereby, to the extent not previously delivered to Collateral Agent;
     (iv) Certified copies (attached as required in Part A of the form attached as Schedule 3.01 to the Credit Agreement) of all corporate or other action taken by each New Borrower and the Equity Holders of each New Borrower authorizing the execution and delivery of the Notes to which it is a party (including all resolutions authorizing the execution, delivery and performance of this Amendment by such New Borrower and the
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transactions contemplated hereby, the incurrence of the Obligations and the granting of the Liens contemplated by the Loan Documents to which it is a party, to the extent required by the Organizational Documents applicable thereto) which have been properly adopted and have not been modified or amended;
     (v) A copy of the Organizational Documents of each New Borrower, with any amendments thereto, certified by a Duly Authorized Officer of such New Borrower (attached as required in Part A of the form attached as Schedule 3.01 to the Credit Agreement);
     (vi) The names, true signatures and incumbency of all Duly Authorized Officers of each New Borrower which is party to a Loan Document;
     (vii) For each New Borrower, certificates of legal existence and good standing (and, if available, tax matters) issued as of a reasonably recent date by the Secretary of State of such New Borrower’s state of formation or organization and of any other state in which such New Borrower is authorized or qualified to transact business or in which any Collateral owned by such New Borrower is located;
     (viii) True and correct copies of all Licenses, and all other material governmental licenses, franchises and permits, all material FCC Consents, Final Orders and other third party consents and all other material leases, contracts, agreements, instruments and other documents as the Collateral Agent may require;
     (ix) Such Lien Searches with respect to the New Borrowers and any other third parties as Collateral Agent shall require, the results thereof to be satisfactory to Collateral Agent;
     (x) The Budget and Projections (each updated to take into account contemplated Acquisitions) and historical financial statements of the New Borrowers, to the extent not previously delivered to the Collateral Agent;
     (xi) The Environmental Site Assessments for all owned Properties, the Environmental Questionnaires for all leased Properties (as required by Lenders) and similar diligence referenced to in Section 4.21 of the Credit Agreement, as amended hereby, to the extent not previously delivered;
     (xii) Certificates of insurance evidencing the insurance coverage and policy provisions required in the Credit Agreement, as amended hereby, for the New Borrowers;
     (xiii) The Collateral Agent’s receipt of an appraisal of each of the Stations owned or to be owned by the Borrowers, setting forth the current fair market value and Compressed Sale Value of such Station and otherwise satisfactory to Collateral Agent and Lenders; and
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     (xiv) Such other supporting documents and certificates as the Collateral Agent, the Administrative Agent, or the Lenders may reasonably request.
(b) Collateral Agent shall have received:
     (i) the favorable written opinion of general corporate counsel to the New Borrowers dated as of the date hereof, addressed to the Collateral Agent, the Administrative Agent, and Lenders and reasonably satisfactory to the Collateral Agent in scope and substance; and
     (ii) the favorable written opinion of special communications counsel to the Borrowers, dated as of the date hereof, addressed to the Collateral Agent, the Administrative Agent, and Lenders and reasonably satisfactory to the Collateral Agent, the Administrative Agent, in scope and substance.
     (c) The representations and warranties of each Borrower and its Affiliates set forth in the Credit Agreement, as amended hereby, and in the other Loan Documents shall be true and correct in all material respects on and as of the effective date of this Amendment and each Borrower shall have performed all obligations which were to have been performed by it hereunder prior to the effective date of this Amendment (unless waived by the Collateral Agent or the Required Lenders).
     (d) As of the effective date of this Amendment, and since the dates of those certain Projections attached as Schedule 4.17 to the Credit Agreement and other financial documents delivered to the Collateral Agent prior thereto, no event or circumstance shall have occurred which could reasonably be expected to have a Material Adverse Effect.
     (e) Collateral Agent shall have completed satisfactory reviews of Borrowers’ business plans and Projections, adjusted for the planned Acquisitions.
     (f) Borrowers shall have paid (i) to the Collateral Agent on or before the effective date of this Amendment (A) for the ratable account of each Revolving Credit Lender, a non-refundable fee in the amount of $55,000, and (B) for the ratable account of each Term Loan B Lender, a non-refundable fee in the amount of $95,000, (ii) all other fees owed to the Collateral Agent, the Administrative Agent, the Lenders and their respective Affiliates pursuant to the Credit Agreement, as amended hereby, and (iii) all legal fees and expenses of counsel to Agent and Lenders incurred through the date hereof.
     (g) All legal matters incident to the transactions contemplated hereby shall be reasonably satisfactory to counsel for the Collateral Agent.
     16. Applicable Law.
     THIS AMENDMENT SHALL BE DEEMED TO BE MADE PURSUANT TO THE LAWS OF THE STATE OF CALIFORNIA WITH RESPECT TO AGREEMENTS
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MADE AND TO BE PERFORMED WHOLLY IN THE STATE OF CALIFORNIA AND SHALL BE CONSTRUED, INTERPRETED, PERFORMED AND ENFORCED IN ACCORDANCE THEREWITH.
17. Captions.
     The captions in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof.
18. Legal Fees.
     The Borrowers shall pay all reasonable out-of-pocket expenses incurred by the Collateral Agent, the Administrative Agent, and the Lenders in the drafting, negotiation and closing of the documents and transactions contemplated hereby, including the reasonable fees and disbursements of the Collateral Agent’s special counsel.
     19. Return of Replaced Notes.
     Each of the Lenders agrees to return to EBC each original note held by such Lender that is replaced by a Term Note or Revolving Credit Note delivered in connection with this Amendment., each such note to be marked “Replaced.”
     20. Counterparts.
     This Amendment may be executed by the parties hereto in counterparts hereof and by the different parties hereto on separate counterparts hereof, all of which counterparts shall together constitute one and the same agreement.
*The Next Page is the Signature Page*
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     IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as a sealed instrument by their duly authorized representatives, all as of the day and year first above written.

NEW BORROWERS:

EBC ATLANTA, INC.
EBC SEATTLE, INC.
EBC KANSAS CITY, INC.
EBC SYRACUSE, INC.
NEVADA CHANNEL 6, INC.
EBC PROVO, INC.
EBC SOUTHWEST FLORIDA, INC.
EBC LOS ANGELES, INC.
EBC BOISE, INC.
SKYPORT SERVICES, INC.

By:	/s/ James H. Hearnsberger

Name:	James H. Hearnsberger
Title:	Vice President of each

WELLS FARGO FOOTHILL, INC., as
Collateral Agent and Lender

By:	/s/ Dena Seki

Name:	Dena Seki
Title:	VP

SILVER POINT FINANCE, LLC, as
Administrative Agent

By:	/s/ Jeffrey A. Gelfand

Name:	Jeffrey A. Gelfand
Title:	Authorized Signatory
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ADDITIONAL LENDERS:

FIELD POINT I, LTD.

By:	/s/ Jeffrey A. Gelfand

Name:	Jeffrey A. Gelfand

Title:	Authorized Signatory

FIELD POINT II, LTD.

By:	/s/ Jeffrey A. Gelfand

Name:	Jeffrey A. Gelfand

Title:	Authorized signatory

SPF CDO I, LLC

By:	/s/ Jeffrey A. Gelfand

Name:	Jeffrey A. Gelfand

Title:	Authorized Signatory

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     Each of the undersigned Original Borrowers hereby consents to and accepts the foregoing Amendment and Joinder Agreement.

EQUITY BROADCASTING CORPORATION

By:	/s/ James H. Hearnsberger

Name:	James H. Hearnsberger
Title:	Executive Vice President

ARKANSAS 49, INC.
BORGER BROADCASTING, INC.
DENVER BROADCASTING, INC.
EBC HARRISON, INC.
EBC PANAMA CITY, INC.
EBC POCATELLO, INC.
EBC SCOTTSBLUFF, INC.
EBC ST. LOUIS, INC.
FORT SMITH 46, INC.
HISPANIC NEWS NETWORK, INC.
LA GRANDE BROADCASTING, INC.
LOGAN 12, INC.
MARQUETTE BROADCASTING, INC.
MONTGOMERY 22, INC.
NEVADA CHANNEL 3, INC.
NEWMONT BROADCASTING CORPORATION
PRICE BROADCASTING, INC.
PULLMAN BROADCASTING, INC.
REP PLUS, INC.
RIVER CITY BROADCASTING, INC.
ROSEBURG BROADCASTING, INC.
SHAWNEE BROADCASTING, INC.

By:	/s/ James H. Hearnsberger

Name:	James H. Hearnsberger
Title:	Vice President of each
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TV 34, INC. VERNAL BROADCASTING, INC. WOODWARD BROADCASTING, INC. WYOMING CHANNEL 2, INC. EBC MINNEAPOLIS, INC. EBC DETROIT, INC. EBC BUFFALO, INC. EBC WATERLOO, INC.

By:	/s/ James H. Hearnsberger

Name:	James H. Hearnsberger
Title:	Vice President of each
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